Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	November 8, 2012

ANCHOR BANCORP WISCONSIN INC. ANNOUNCES

SECOND QUARTER RESULTS

Madison, Wisconsin – Anchor BanCorp Wisconsin Inc. (OTC Market: ABCW) today announced a net loss available to common equity of $12.1 million, or $0.57 per common share, for the three months ended September 30, 2012. This compares to a net loss available to common equity of $3.4 million, or $0.16 per common share and $19.6 million, or $0.92 per common share, for the three months ended June 30, 2012 and September 30, 2011, respectively.

Financial Highlights

•	AnchorBank, fsb (the “Bank) remains adequately capitalized[1] for the ninth consecutive quarter.

•	Tier 1 leverage and total risk-based capital ratios of 4.63 percent and 9.07 percent increased 7 and 9 basis points, respectively, during the quarter and 47 and 92 basis points, respectively, over the past twelve months.

•	Total assets fell during the past six months, decreasing by $124.0 million or 4.4 percent to $2.7 billion at September 30, 2012.

•	Non-performing loans decreased to $156.5 million at September 30, 2012 from $224.9 million at March 31, 2012 and $256.5 million at September 30, 2011.

•	Net charge-offs increased, by $6.9 million in the current quarter to $14.8 million from $7.9 million in the quarter ending June 30, 2012.

•	Gross return on mortgage banking totaled $4.5 million in the current quarter, an increase of $0.3 million, or 7.5 percent, from $4.2 million in the preceding quarter; and $5.1 million higher than the $0.6 million loss for the same period a year ago.

•	Cost of funds declined to 1.49 percent in the quarter ending September 30, 2012 compared to 1.84 percent in the year ago quarter as the Bank continued to judiciously manage deposit pricing.

•	Deposit mix improved as lower cost checking, savings, money market and escrow funds represent 62.5 percent of total deposits at September 30, 2012, up from 57.2 percent at March 31, 2012.

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Under regulatory requirements, a bank must have a tier 1 leverage ratio of 4.0 percent or greater and a total risk-based capital ratio of 8.0 percent or greater to be considered adequately capitalized.

Bank Capital Ratios

				September 30, 2012
	Sep. 30,	Jun. 30,	Sep. 30,	Increase (decrease) vs.
(Dollars in thousands)	2012	2012	2011	6/30/12	9/30/11
Tier 1 capital	$123,567	$127,026	$133,307	($3,459)	($9,740)
Adjusted total assets	2,667,036	2,783,319	3,200,704	(116,283)	(533,668)
Tier 1 leverage ratio	4.63%	4.56%	4.16%	0.07%	0.47%

Total risk-based capital	$144,366	$148,738	$159,125	($4,372)	($14,759)
Risk weighted assets	1,592,099	1,656,451	1,952,984	(64,352)	(360,885)
Total risk-based capital ratio	9.07%	8.98%	8.15%	0.09%	0.92%
Ref: Bank quarterly net income (loss)	($3,710)	$913	($11,193)	($4,623)	$7,483

The Bank’s tier 1 and total risk-based capital ratios of 4.63 percent and 9.07 percent at September 30, 2012, increased by 7 and 9 basis points, respectively, compared to June 30, 2012. The ratios benefitted from a planned decrease in adjusted total assets, primarily loans held for investment, and risk-weighted assets during the quarter. Risk-weighted assets of $1.6 billion at September 30, 2012 decreased $64.4 million during the quarter reflecting a $60.3 million decrease in 100 percent risk-weighted assets primarily due to a reduction in loans in this category at quarter end. Under regulatory requirements, a bank must have a tier 1 leverage ratio of 4.0 percent or greater and a total risk-based capital ratio of 8.0 percent or greater to be considered adequately capitalized.

While the Bank reported higher capital ratios, the Corporation, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations:

•	The Corporation currently owes $116.3 million of loan principal to various lenders led by U.S. Bank under a credit agreement that matures November 30, 2012. In addition, accrued but unpaid interest and fees totaling $50.6 million associated with this obligation are also due and payable at maturity.

•	The Corporation issued $110 million in preferred stock in January 2009 to the United States Treasury pursuant to the Treasury’s Capital Purchase Program (“CPP”). As permitted under the CPP program, the Corporation has deferred 14 quarterly preferred stock dividend payments to the Treasury; which has resulted in total unpaid dividends of $22.0 million, including compounding.

•	While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to the Corporation for purposes of repayment of the foregoing obligations.

The Corporation continues to work with Sandler O’Neill & Partners, L.P. as its financial advisor in efforts to address its capital needs.

Financial Results

Financial results for the second quarter ended September 30, 2012, include:

•	Net interest margin fell slightly to 2.44 percent for the three months ended September 30, 2012, from 2.47 percent for the same period in the previous year. Interest income decreased $7.0 million or 21.1 percent for the three months ended September 30, 2012, as compared to the same period in the prior year. This change was primarily due to a decline in average balances in the loan and investment security portfolios and the unfavorable impact of an increase in lower yielding interest-earning deposits. Interest expense decreased $4.5 million or 31.1 percent for the three months ended September 30, 2012, as compared to the same period in the prior year, due to a planned reduction in certificate of deposit average balances and the rate paid on these accounts.

•	The provision for credit losses decreased $11.8 million to $5.4 million for the three months ended September 30, 2012 compared to $17.1 million in the same period in the previous year. The improvement was largely due to a lower required allowance for losses on impaired loans, reflecting the relatively steady quarter-over-quarter decrease in non-performing loans since June 2010.

•	Non-interest income totaled $13.1 million, down $3.4 million or 20.6 percent, compared to the same period in the previous year. The decrease was primarily due to smaller net gains on the sale of investment securities and lower loan servicing income; partially offset by higher net gain on sale of residential mortgage loans.

•	Total non-interest expense decreased by $1.5 million or 4.3 percent, to $32.5 million from $34.0 million in the same period in 2011. The improvement was primarily due to a $3.0 million decrease in mortgage servicing rights impairment, falling to $2.1 million in the current quarter compared to $5.1 million in the three months ending September 30, 2011. Impairment in the prior year quarter reflected a sharp drop in market interest rates as the 10-year Treasury rate fell 126 basis points during that three month period a year ago causing a spike in mortgage refinance activity. Improved results attributable to mortgage servicing rights were partially offset by an increase in OREO expense of $2.3 million largely due to higher provisions for loss on repossessed property in the current year period.

“We are pleased to report our ninth consecutive quarter of capital ratios above the threshold to be considered adequately capitalized,” stated Chris Bauer, President and Chief Executive Officer of the Corporation and the Bank. “This is the first time since March of 2009 that our total risk-based capital ratio at the Bank has exceeded 9 percent. The improvement in Bank capital ratios is primarily due to the tremendous effort expended to resolve issues in the credit portfolios and the resultant decrease in assets. We have recently developed and are implementing strategies to increase Bank profitability by slowing asset runoff to improve our net interest margin,” Bauer added.

Credit Quality

				September 30, 2012
	Sep. 30,	Jun. 30,	Sep. 30,	Increase (decrease) vs.
(Dollars in thousands)	2012	2012	2011	6/30/12	9/30/11
Quarterly Financial Results
Provision for credit losses	$5,351	($1,716)	$17,115	$7,067	($11,764)
Net charge-offs	14,827	7,935	17,608	6,892	(2,781)

Key Metrics (at period end)
Loans 30 to 89 days past due	29,354	39,843	70,927	(10,489)	(41,573)
Non-performing loans (NPL)	156,543	188,987	256,502	(32,444)	(99,959)
Other real estate owned	94,918	83,955	92,970	10,963	1,948
Non-performing assets	251,461	272,942	349,472	(21,481)	(98,011)
Allowance for loan loss to NPL	57.93%	53.17%	53.94%	4.76%	3.99%

Certain key credit related metrics continue to trend favorably with loans 30 to 89 days past due falling to $29.4 million as of September 30, 2012 from $39.8 million at June 30, 2012 and $70.9 million at September 30, 2011. Non-performing loans of $156.5 million at September 30, 2012 were significantly lower than the preceding quarter and the year ago quarter, decreasing $32.4 million and $100.0 million, respectively. The impact of these trends contributed significantly to the lower provision for credit losses in the current quarter. Despite the decrease in provision for credit losses in the current quarter compared to the prior year quarter, the allowance for loan loss remains strong at 57.93 percent of non-performing loans at September 30, 2012. Running counter to these favorable variances, both net charge-offs and other real estate owned increased during the quarter reflecting the somewhat irregular timing of the financial statement impacts during execution of the resolution process for non-performing loans.

Mortgage Banking

	For the Quarter Ending:			September 30, 2012
	Sep. 30,	Jun. 30,	Sep. 30,	Increase (decrease) vs.
(In thousands)	2012	2012	2011	6/30/12	9/30/11
Loan servicing income (loss), net	($590)	($406)	$488	($184)	($1,078)
Gain on sale of mortgages	7,176	5,836	4,010	1,340	3,166
OMSR (impairment) / recovery	(2,100)	(1,257)	(5,069)	(843)	2,969

Residential mortgage banking gross returns	$4,486	$4,173	($571)	$313	$5,057

Key Metrics
Origination volume (closed loans)	$285,800	$258,500	$189,100	$27,300	$96,700
Serviced loan portfolio	3,034,000	3,095,000	3,212,000	(61,000)	(178,000)

Gross returns on residential mortgage banking totaled $4.5 million for the quarter ending September 30, 2012 compared to $4.2 million in the preceding quarter and ($0.6) million in the year ago quarter. Higher returns in the quarter ending September 30, 2012 were largely due to an increase in gain on sale of mortgages over both comparable periods reflecting wider margins on the sale of production into the secondary market and the execution of effective hedging strategies. OMSR (impairment) / recovery quarterly results are highly sensitive to changes in mortgage market interest rates and reflected a sharp drop in rates during the quarter ending September 30, 2011, with more moderate rate decreases during the current and preceding quarters in 2012. Loan servicing results also reflected the impact of lower interest rates as OMSR amortization expense has increased as rates have fallen during these reporting periods. Residential mortgage origination volume rose to $285.8 million in the current quarter compared to $258.5 million in the preceding quarter and $189.1 million in the year ago quarter as historically low interest rates have continued to fuel customer demand for this product.

About Anchor BanCorp Wisconsin Inc.

Anchor BanCorp Wisconsin Inc.’s stock is traded in the over-the-counter market under the symbol ABCW. AnchorBank, fsb (the “Bank”), the wholly owned subsidiary, has 55 offices. All are located in Wisconsin.

For More Information

For more information, contact Emily Campbell, VP – Marketing & Communications, at (608) 252-1436.

Forward-Looking Statements

This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2012 on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.

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